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                                                   Contact:  Geoffrey Davis
                                                             702-699-5037


                PARK PLACE ENTERTAINMENT CORPORATION ANNOUNCES
                APPOINTMENT OF BARBARA BELL COLEMAN TO BOARD OF
                                   DIRECTORS


LAS VEGAS, Nevada- January 19, 1999- Park Place Entertainment Corporation ("Park Place") announced today the expansion of its Board of Directors with the appointment of Barbara Bell Coleman as its eleventh director, subject to appropriate gaming regulatory approvals.

In addition to her responsibilities with Park Place, Ms. Coleman is President of BBC Associates, LLC, which provides consulting services to companies and philanthropic organizations. She is also a director of BlueCross BlueShield of New Jersey and City National Bank of NJ.

Park Place is the world's largest gaming company, as measured by casino square footage and revenues, and is the only casino gaming company with a leading presence in Nevada, New Jersey and Mississippi- the three largest gaming markets in the United States. In 1999, the company will own or have an interest in 17 gaming properties located throughout the United States and in Australia and Uruguay, with a total of 1.4 million square feet of gaming space and more than 23,000 hotel rooms.

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